Exhibit 1.02

Conflict Minerals Report

This is the Conflict Minerals Report for Calgon Carbon Corporation (“Calgon Carbon”, “we” or “our”), filed with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period from January 1, 2013 to December 31, 2013. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment.

If a registrant can establish that the conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country, or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the conflict minerals in its products.

If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

The report presented herein has not been audited by an independent private sector auditor, as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2013 or 2014, then such audit is not required.

1.                                      Company Overview

Calgon Carbon Corporation, incorporated in 1967 under the laws of the State of Delaware, is a global leader in the manufacture, supply, reactivation, and application of activated carbons and the manufacture of ballast water treatment (BWT), ultraviolet (UV) light disinfection, and advanced ion-exchange (IX) technologies.  These technologies are applied by customers around the world for the treatment of drinking water, wastewater, ballast water, air emissions, and a variety of industrial and commercial manufacturing processes.

2.                                      Products Overview

We manufacture products that may contain tin, tantalum, tungsten, and gold (3TG), such as the ISEP ® and CSEP ®, the C3 Series™, and the Hyde GUARDIAN® System. CSEP® and ISEP® involve a mechanical and process methodology to efficiently bring into contact liquids and solids as two counter-current contacting streams. The C³ Series™ wastewater disinfection systems use UV light energy to disinfect wastewater and prevent the spread of waterborne pathogens to lakes, streams, rivers and coastal waters. The Hyde GUARDIAN® System relies on physical solid-liquid separation through surface filtration using automatic backwashing filters and physical disinfection via an UV technology. The products are manufactured in our plants.

We determined that during the 2013 calendar year, we manufactured and sub-contracted to manufacture products containing conflict minerals and that the use of these minerals is necessary to the functionality or production of these products.

3.                                      Supply Chain Overview

We rely on our direct suppliers to provide information on the origin of the conflict minerals contained in components which are included in our products. The methods we used to try to determine the origin of conflict minerals in our products included:

•                  sending letters to our direct suppliers and explaining the rule;

•                  soliciting survey responses from relevant suppliers of components of our products, using a customized Conflict Minerals Questionnaire (but receiving in return from the majority of the suppliers the standard Conflict Minerals Reporting Template designed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI));

•                  sending reminders to suppliers who did not respond to our requests for information; and

•                  reviewing responses that we received from our suppliers.

4.                                      Reasonable Country of Origin Inquiry (RCOI) and RCOI conclusion

We conducted an analysis of our products and found that the above SEC defined “conflict minerals”, which are tin, tantalum, tungsten, and gold (3TG), can be found in our products and are necessary to the functionality or production of those products. Therefore, we are subject to the reporting obligations of Rule 13p-1.

We conducted a survey of our active suppliers using a customized questionnaire but we received in return from the majority of the suppliers the template developed by the EICC and the GeSI, known as the Conflict Minerals Reporting Template.

At the outset of our 2013 RCOI, we elected to survey our entire known component and outsourced manufacturing supply chain. During the process of our review, we identified 152 suppliers who fell within the scope of our RCOI. We sent the Conflict Minerals Questionnaire to those 152 of our direct suppliers and received 152 responses. Of these responding suppliers, 29 responded yes as to having one or more of the regulated metals (3TG) necessary to the functionality or production of the products they supply to Calgon Carbon and 3 out of the 29 responded that the conflict minerals supplied came from a recycled or scrap source.

Due to the breadth of our supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals, and they may not succeed in determining the origin of all or any such minerals.

Despite having conducted a good faith reasonable country of origin inquiry and due diligence process, we do not currently have sufficient information from our suppliers or other sources to determine the country of origin of the conflict minerals used in our products or identify the facilities used to process those conflict minerals. Therefore, we cannot exclude the possibility that some of these conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country and, except for the 3 responses, are not from recycled or scrap sources.

Using our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

5.                                      Conflict Minerals Status Analysis and Conflict Status Conclusion

We have concluded that our supply chain remains “DRC conflict undeterminable”. We reached this conclusion because we have been unable to determine the origin of all of the 3TG used in our instruments and arrays.

6.                                      Due Diligence Program

6.1                               Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with the second edition of the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. We designed our due diligence process to conform in all material respects with these OECD guidelines.

Our conflict minerals due diligence process includes the establishment of governance structures with cross functional team members and senior executives and communication with suppliers. We took measures to ensure that the findings of our supply chain risk assessment are reported to designated members of our senior management.

6.2                               Record Maintenance

We have established our due diligence compliance process and a documentation and record maintenance procedure to ensure the retention of relevant documentation in a structured electronic database.

6.3.                            Steps to Be Taken to Mitigate Risk and Maturing Due Diligence Program

As we move towards developing our due diligence program, we intend to enhance our supplier communication and to improve our due diligence data accuracy in order to mitigate the risk that the necessary conflict minerals contained in our products could benefit armed groups in the DRC or adjoining countries.

7.                                      Identify and Assess Risk in the Supply Chain

Because of our size and the constant evolution of our supply chain, it is difficult to identify suppliers downstream from our direct suppliers.

We have contacted the direct suppliers for our products. Of 152 suppliers that are within the scope of the RCOI, we received 152 responses to our request for information.  Of these responding suppliers, 29 responded yes as to having one or more of the regulated metals (3TG) necessary to the functionality or production of the products they supply to Calgon Carbon and 3 out of the 29 responded that the conflict minerals supplied came from a recycled or scrap source.

8.                                      Audit of Supply Chain Due Diligence

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refineries to participate in the EICC/GeSI Conflict-Free Smelter Program.

9.                                      Continuous Improvement Efforts to Mitigate Risk

We intend to undertake the following next steps to improve the due diligence process and to gather additional information which will assist us to determine whether the conflict minerals we utilize benefit armed groups contributing to human rights violations:

•                  continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

•                  examine the possibility of establishing new terms and conditions in supplier contracts that stipulate responses to conflict mineral related inquires; and

•                  attempt to validate supplier responses using information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter Program.